Exhibit 99.1

Sunrun Announces Leadership Transition, Paul Winnowski To Retire In Early 2018.

Christopher Dawson Appointed As New Chief Operating Officer.

SAN FRANCISCO, Dec. 6, 2017 — Sunrun Inc. (Nasdaq: RUN), the largest dedicated residential solar, storage and energy services company in the United States, today announced leadership changes. Paul Winnowski, President and Chief Operating Officer, will retire from the Company in early 2018. Mr. Winnowski joined Sunrun as Chief Operating Officer in February, 2014 with the acquisition of Mainstream Energy, where he served as its Chief Executive Officer. Mr. Winnowski was appointed President of Sunrun in March, 2017.

“With Paul’s leadership and support, Sunrun has become the nation’s leading residential solar and storage installer, and made incredible progress in delivering efficiency, cost, and technology improvements. We are immensely grateful for his contributions and service,” CEO and co-founder Lynn Jurich said. Mr. Winnowski will remain with Sunrun through early 2018 as President to assist with the transition of his duties.

Christopher Dawson will join Sunrun as Chief Operating Officer (“COO”) effective immediately. Mr. Dawson spent the majority of his career with Bombardier Recreational Products Inc., a leading powersports vehicle manufacturer. At BRP, he held various executive roles in strategy and marketing, was then appointed Vice President and General Manager of BRP’s International division and subsequently Vice President and General Manager of Global Sales and Consumer Experience. In this latter role, Mr. Dawson was responsible for the company’s largest division with direct operations in 21 countries and distribution in over 100 countries through more than 2,500 dealers and distributors. Mr. Dawson left BRP in 2015 to join California-based start-up Icon Aircraft as COO and thereafter was a co-founder and partner of a management consulting firm.

“Chris brings best-in-class experience in sales and operational efficiency, and a keen focus on customer experience which is paramount at Sunrun,” Jurich said. Mr. Dawson will report directly to Ms. Jurich and will lead Sunrun’s sales, commercial, operations and lead generation teams, as well as the wholesale and solar mounting solutions business.

“Sunrun is leading the energy revolution in America and I’m thrilled to join this world-class team. The Company’s dedication to bringing affordable solar energy and storage to customers through a superior customer service approach truly sets it apart in the industry,” said Dawson. “This is a fantastic opportunity to join a company that is leading the energy revolution. I look forward to building on the accomplishments before me, working in Sunrun’s innovative and passionate culture, and working with Lynn and the leadership team to accelerate the adoption of solar energy and storage.”

About Sunrun

Sunrun (Nasdaq:RUN) is the nation’s largest dedicated residential solar, storage and energy services company with a mission to create a planet run by the sun. Since establishing the solar as a service model in 2007, Sunrun leads the industry in providing clean energy to homeowners with little to no upfront cost and at a savings to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers Sunrun BrightBox™ solar power generation with smart inverter technology and home battery storage. For more information, please visit: www.sunrun.com.

Media Contact:

Georgia Dempsey

Director of Corporate Communications

press@sunrun.com

(415) 518-9418

Investor Relations Contact:

Patrick Jobin

Vice President, Finance & Investor Relations

investors@sunrun.com

(415) 638-4007